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ENTERPRISE
PARTNERS
VENTURE CAPITAL
     June 10, 1997



     Ms. Catherine M. Hapka
     4947 S. Fillmore Court
     Englewood, CO 80110

     Dear Catherine:

     It gives me great pleasure as an investor and Board Member in Accelerated Connections, Inc. to offer you the job of President and CEO of the company. This letter will serve to lay out the basic terms of your employment. The effective date of your employment is June 9, 1997.


     1.   Position

          Your position at Accelerated Connections, Inc. will be President, CEO and Board of Directors member. Your responsibilities will be as directed by the Board of Directors. You will be expected to devote your full-time efforts to these responsibilities.


     2.   Salary

          Your annual salary will be $300,000. You will be eligible for all employee benefits which relate to executives of the company. Your annual salary will be raised to $350,000 at the point when additional equity or debt financing is raised at a pre-money valuation of $35,000,000 or greater.


     3.   Bonus

          Your first year bonus will be a guaranteed $100,000 payable quarterly. Your second year bonus will be 50% of your base and payable upon achievement of milestones proposed by you and accepted by the Board.



     7979 IVANHOE AVENUE / SUITE 550 / LA JOLLA, CA 92037 / (619) 454-8833 /
     (619) 454-2489 FAX


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     June 10, 1997
     Ms. Catherine M. Hapka
     Page 2

     4.   Bonus Plan

          During the first year of operations, you will he expected to put in place a bonus plan for the executives of the Company.


     5.   Stock

          You will have options for 8.0% of Accelerated Connections, Inc. at the time of the initial investment. The options will be vested according to the Company Stock Option Plan. In addition you will have the option of purchasing up to 2% of the company in the form of Series A Preferred Shares at $1.00 per share. In lieu of purchasing these shares, you may elect to receive Series A Preferred Shares for $.80 per share by accepting shares in lieu of cash compensation for any portion of your first year's salary and/or bonus.


     6.   Location

          The Company headquarters will be located in Colorado.


     7.   Business Plan

          It is recognized that there is no complete business plan for Accelerated Connections, Inc. at this time. In order to manage expectations, it is expected that you and your team will develop a plan and present it to the Board in approximately 120 days after your start date.


     8.   Common Stock Pool for Employees

          We will increase the common shares reserved for the employee pool from 25% to 27%.


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     June 10, 1997
     Ms. Catherine M. Hapka
     Page 3

     9.   Involuntary Termination

          In the event that your employment with Accelerated Connections is terminated involuntarily and without cause, you will receive a severance payment equal to one year of your base pay payable in a lump sum within 30 days of termination date.


     Employment with Accelerated Connections, Inc. will not be for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause. Any contrary representations which may have been made or which may be made to you are/will be superseded by this offer. If you accept this offer, the terms described in this letter will be the terms of your employment. Any additions to or modifications of these terms must be in writing, approved by the Accelerated Connections, Inc. Board of Directors and signed by you and another member of Accelerated Connections Inc.'s Board of Directors. As an obligation consistent with this offer of employment, you will be required to sign appropriate non-disclosure and proprietary information agreements, copies of which will be provided to you. The terms of this letter and your employment will be governed by the laws of the State of Colorado.


     In compliance with the Federal Immigration Reform Act, your employment pursuant to this offer is contingent on your providing the legally required proof of your identity and authorization to work in the United States.


     Assuming this letter is acceptable to you, please sign a copy and return it to me.


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     June 10, 1997
     Ms. Catherine M. Hapka
     Page 4

     I believe we all have an excellent opportunity with you as CEO of Accelerated Connections, Inc. to build a world-shaking, RBOC beating, industry-leading company. I am looking forward to working with you.


     Sincerely,

     /s/ W. R. Stensrud

     William R. Stensrud



     /s/ Catherine M. Hapka                       6/12/97
     -----------------------------------          ------------------------------
     Catherine M. Hapka                           Date



WRS/adf